EXHIBIT 99.01





                        Cellegy Pharmaceuticals Completes
                             $15.4 Million Financing

South San Francisco, California, June 7, 2001 - Cellegy Pharmaceuticals, Inc. (Nasdaq: CLGY) announced today the completion of a private placement of approximately 2.7 million shares of its common stock, resulting in approximately $15.4 million of gross proceeds to the Company.

Participants in the financing included current investors Baker/Tisch Investments and GMT Capital, as well as new investors OrbiMed Advisors, SAFECO Asset Management, First Manhattan Securities, JALAA Equities and Knott Partners. Cellegy has agreed to file a registration statement covering shares issued in this transaction.

"We welcome our new investors and thank our current investors for their continued strong support," commented K. Michael Forrest, Cellegy's Chairman and CEO." Demand for Cellegy stock was strong in this financing which will provide sufficient funds to complete ongoing Phase III clinical programs on Anogesic(R) and TostrexTM, allow us to carry out planned regulatory filings with Anogesic, accelerate clinical development of our TostrelleTM product, and permit us to consider selected in-licensing opportunities."

Cellegy Pharmaceuticals is a specialty biopharmaceutical company engaged in the development of prescription drugs and high performance skin care products. Cellegy is currently conducting a confirmatory Phase III clinical trial using Anogesic(R) (nitroglycerin ointment) to treat pain associated with chronic anal fissures, and is conducting two clinical trials using Anogesic to treat hemorrhoids, a related condition which afflicts over 9 million people in the United States alone. The Company has previously announced that it intends to complete an NDA filing on Anogesic by the end of this year, assuming the successful completion of the ongoing Phase III clinical trial.

Cellegy is also developing two transdermal testosterone gel products. The first product, TostrexTM, for the treatment of male hypogonadism, a condition that can result in decreased energy and libido in men, is undergoing a Phase III clinical trial in the United States. The second product, TostrelleTM, for the treatment of sexual dysfunction in post-menopausal women, is nearing completion of an expanded Phase I/II clinical study in the United Kingdom. Cellegy has retained worldwide rights to all of its products.

This press release contains certain forward-looking statements. Actual results, particularly with regard to clinical trial results and the timing of regulatory approvals, may differ materially from those discussed above. There can be no assurance that these products will be subsequently approved by regulatory authorities or commercially successful. For more information regarding financial results, including risk factors, refer to the Company's Annual Report on Form 10-K for the year ended December 31, 2000.

For more information:  (650) 616-2200
               www.cellegy.com

Company Contacts:
Richard Juelis (x2210)                  K. Michael Forrest (x2206)
Vice President, Finance & CFO           Chairman, President and CEO

                                    - # # # -



                                       5